EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) entered into on July __, 2011, by and among, PhoneGuard, Inc., a Florida corporation (the “Buyer”), Cellular Spyware, Inc., a Nevada corporation (the “Seller”) and Anthony Sasso (“Sasso”). The Buyer, the Seller and Sasso may sometimes be referred to herein individually as a “Party” or collectively as the “Parties.”

This Agreement contemplates a transaction in which Buyer will purchase certain of the assets owned by the Seller, which assets are further described herein, all upon the terms and conditions set forth in this Agreement, in return for cash, stock and a royalty.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Definitions.  In addition to the definitions appearing elsewhere in this Agreement, the following capitalized words and phrases have the meaning provided.

“Acquired Assets” means all of Seller’s right, title, and interest in and to all of its Intellectual Property relating to anti-texting, anti-emailing,  personal security and controlling phones, the Software, the Software Technology (including the related Source Code and Documentation), the URLs, Trademarks, and Contract Rights, including, but not limited to, its (a) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (b) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against past, present, and future infringements thereof, and rights to protection of past, present, and future interests therein under the laws of all jurisdictions, (c) leases, subleases, and rights thereunder, (d) agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights thereunder, (d) accounts, notes, and other receivables, (e) securities, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes), (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (h) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; provided, however, that the Acquired Assets shall in no event include the Excluded Assets.

 “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract Rights” means the rights under the contracts set forth on Exhibit F.

“Data Laws" means laws, regulations, guidelines, and rules in any jurisdiction (foreign, federal, state, provincial, or local) applicable to data privacy, data security, and/or personal information, as well as any applicable industry standards.

“Disclosure Schedule” has the meaning set forth in Section 3 below.

“Documentation” means any implementation notes, flow charts, user manuals, training materials, technical reference materials and other documents and materials associated with the Software, including but not limited to product literature (provided in electronic, printed and hyper-text form), guides and descriptions relating to the Software, including any user’s guide, installation guide, administration guide and other appropriate guides as developed by the Seller, and all corresponding updates, and guide revisions.

 “Excluded Assets” means (A) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (B) any of the rights of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement) and (C) the activation server owned by Sasso and Scott Frohman.

“Indemnified Party” has the meaning set forth in Section 5(d) below.

“Indemnifying Party” has the meaning set forth in Section 5(d) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all U.S. and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, brand names, certification marks, trade dress, logos, trade names, domain names, assumed names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, object code, diagrams, data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of the foregoing (in whatever form or medium), (i) licenses, immunities, covenants not to sue and the like relating to the foregoing, and (j) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“Knowledge” means actual knowledge after reasonable investigation.

“Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest (including, but not limited to, personal property liens).

 “Lock-Up Agreement” has the meaning set forth in Section 2(c) below.

“Material Adverse Change” or “Material Adverse Effect” means any event or circumstance which could reasonably be expected to have a material adverse effect or change on the business, assets, condition (financial or otherwise), operating results, operations or business prospects of the applicable Person, or the ability of the Person to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the other Party has knowledge of such effect or change on the date hereof).

“OPMG” means Options Media Group Holdings, Inc., the owner of the Buyer.

“OPMG Common Stock” means common stock of OPMG.

 “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Note” has the meaning set forth in Section 2(c) below.

 “Purchase Price” has the meaning set forth in Section 2(c) below.

“Representatives” has the meaning set forth in Section 5(e) below.

 “Royalty” has the meaning set forth in Section 2(c) below.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Software” means the software, including Source Code (and as further described in the Documentation), relating to anti-texting, anti-emailing, mobile security, personal security and controlling phones, including, without limitation, the DriveSafe software and PhoneGuard 360 software, which among other things prohibit texting and emailing while driving

“Software Technology” means all Intellectual Property related to the Software.

 “Source Code” means a full source language statement of software program(s), together with all specifications, flow charts, compilers, programmers’ notes and any other materials and Documentation related to software.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any manager, managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, intangibles, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed, proposed, assessed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” means the trademarks set forth on Exhibit E.

“URLs” means the uniform resource locators set forth on Exhibit D.

2.       Basic Transaction.

(a)             Purchase and Sale of Acquired Assets.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer free and clear of all claims, Liens or other title defects, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

(b)             No Assumption of Liabilities.  The Buyer is not agreeing to assume or have any responsibility with respect to any obligation or Liability of the Seller or Sasso.

(c)             Purchase Price.  The purchase price (the “Purchase Price”) to be paid by Buyer in consideration for the Acquired Assets shall be paid as follows:

(i)    $300,000 in cash;

(ii)           An 18 month promissory note in the amount of $450,000 in the form attached as Exhibit A (the “Purchase Note”);

(iii)           25,000,000 shares of OPMG Stock, subject to the Lock-Up/Leak-Out Agreement attached hereto as Exhibit B (“Lock-Up Agreement”); and

 (iv)          The royalty described on Exhibit C (the “Royalty”).

(d)            The Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”)

(e)             Deliveries at the Closing.  At the Closing, (i) the Seller and Sasso shall deliver to the Buyer (A) the Acquired Assets, including, without limitation, all Software, Source Codes and Documentation, (B) the Lock-Up Agreement, (C) a legal opinion (covering, among other things, shareholder approval, solvency and fair value price) in the form attached hereto as Exhibit D, (D) executed assignments and transfer documents in the forms attached hereto as Exhibits G-1 through G-6, and (E) such other instruments of sale, transfer, conveyance, and assignment as the Buyer or its counsel reasonably may request including, without limitation, evidence that the Seller has approval of its board of directors and shareholders; and (ii) the Buyer shall deliver the Purchase Price, including the Purchase Note and the 25,000,000 shares of OPMG Stock  to the Seller.

 (g)           Allocation. The Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon the Seller. The Buyer shall deliver such allocation to the Seller within one hundred eighty (180) days after the Closing Date.  The Buyer and the Seller and their Affiliates shall report, act and file all tax returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by the Buyer.  The Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Buyer may reasonably request to prepare such allocation. Neither the Buyer nor the Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

(h)            Legend on OPMG Common Stock.  The Seller agrees that the OPMG Common Stock shall be issued with the following legends:

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS AS MAY BE APPLICABLE OR AN OPINION OF COUNSEL TO THE CORPORATION THAT AN EXEMPTION FROM SUCH APPLICABLE LAWS EXISTS.

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE ARE SUBJECT TO THE TERMS OF AND CONDITIONS OF THAT CERTAIN ASSET PURCHASE AGREEMENT DATED JUNE __, 2011 (INCLUDING, WITHOUT LIMITATION, CANCELLATION PURSUANT TO THE INDEMNIFICATION PROVISIONS OF ARTICLE IX THEREOF) AND THAT CERTAIN LOCK-UP AGREEMENT DATED JUNE ___, 2011, COPIES OF WHICH ARE MAINTAINED IN THE CORPORATION’S OFFICES.

(i)             Setoff Rights.  The Buyer and OPMG shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amounts due under this Agreement including Section 5.  To the extent that amounts are so withheld pursuant to this Section 2(i), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller by the Buyer.

3.       Representations and Warranties of the Seller and Sasso.  The Seller and Sasso represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and signed by the Parties (the “Disclosure Schedule”).  The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a)          Organization.  CSI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b)          Authorization of Transaction.  Each of the Seller and Sasso have full power and authority (including, to the extent applicable, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  Without limiting the generality of the foregoing, the execution, delivery and performance of this Agreement and the ancillary documents by the Seller and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by board and shareholder approval, and no further consent or authorization of the Seller or its board of directors or shareholders is required. This Agreement constitutes the valid and legally binding obligation of the Seller and Sasso, enforceable in accordance with its terms and conditions.

(c)          Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Seller or Sasso is subject or any provision of its charter or bylaws, as applicable, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or Sasso is a party or by which they are bound or to which any of their assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect on the financial condition of the Seller or Sasso or on the ability of the Parties to consummate the transactions contemplated by this Agreement.  Neither the Seller nor Sasso is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments referred to in Section 2 above).

(d)          Brokers’ Fees.  Neither the Seller nor Sasso has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(e)          Tax Matters.

(i)           The Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by the Seller (whether or not shown or required to be shown on any Tax Return) have been paid. There are no Liens on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)           The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iii)           Neither the Seller, Sasso or any director or officer (or employee responsible for Tax matters) of the Seller, expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which Sasso or any director or officer (or employee responsible for Tax matters) of the Seller has Knowledge based upon personal contact with any agent of such authority.

(f)          Litigation. Neither Sasso nor the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction.

(g)          Legal Compliance.  To the Knowledge of the Seller and Sasso, the Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof).

(h)          Contracts.  Section 3(h) of the Disclosure Schedule lists the following contracts and other agreements to which the Seller is a party:

(i)           any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $1,000 per annum;

(ii)           any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Seller, or involves consideration in excess of $1,000;

(iii)           any agreement concerning a partnership or joint venture;

(iv)           any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness, or any capitalized lease obligation, in excess of $1,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v)            any agreement concerning confidentiality or non-competition;

(vi)           any agreement involving any of the Seller’s shareholders and their Affiliates (other than the Seller);

(vii)           any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii)           any collective bargaining agreement;

(ix)              any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000  or providing severance benefits;

(x)              any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi)             any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii)            any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii)    any settlement, conciliation or similar agreement with any Governmental Entity or which will involve payment after of consideration in excess of $1,000;

(xiv)    any agreement under which the Seller has advanced or loaned any other Person amounts in the aggregate exceeding $1,000; or

(xv)    any other agreement (or group of related agreements) the performance of which involves consideration in excess of $1,000.

The Seller has delivered to Buyer a correct and complete copy of each written agreement listed (or required to be listed) in Section 3(h) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement listed (or required to be listed) in Section 3(h) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(i)          Title to Acquired Assets.  The Seller has good and marketable title to all of the Acquired Assets free and clear of any Liens or restrictions on transfer.

(j)          Intellectual Property.

(i)           The Seller owns or possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property relating to the Acquired Assets. The Seller owns all such Intellectual Property and does not rely on any licenses for any portion of same. Each item of the Intellectual Property relating to the Acquired Assets owned or used by Seller immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary and desirable action to maintain and protect each item of the Intellectual Property relating to the Acquired Assets.

(ii)           The Intellectual Property relating to the Acquired Assets has not nor will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and the Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller and Sasso, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of the Seller.

(iii)           Section 3(j)(iii) of the Disclosure Schedule identifies each patent or registration that has been issued to Seller with respect the Intellectual Property relating to the Acquired Assets, identifies each pending patent application or application for registration that Seller has made with respect to any such Intellectual Property, and identifies each license, sublicense, agreement, or other permission that Seller has granted to any third party with respect to any of such Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(j)(iii) of the Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name, URLs or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate), and each unregistered copyright used by the Seller in connection with the Acquired Assets. With respect to each item of Intellectual Property required to be identified in Section 3(j)(iii) of the Disclosure Schedule:

(A) the Seller owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sasso or any director or officer (or employee with responsibility for Intellectual Property matters) of the Seller is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D) the Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item;

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Seller or Sasso, including, without limitation, a failure to pay any required maintenance fees); and

(F) the underlying item of Intellectual Property does not constitute open source, public source, or freeware Intellectual Property, or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict a party's ability to charge for distribution or use of software, and was not used in, incorporated into, integrated or bundled with, any Intellectual Property that is, or was, incorporated in, or used in the development or compilation of, any Intellectual Property of the Seller .

(iv)   Section 3(j)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses with respect to any of the Acquired Assets pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (each as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(j)(iv) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sasso or any director or officer (or employee with responsibility for Intellectual Property matters) of the Seller, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same;

(H) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(I) the underlying item of Intellectual Property does not constitute open source, public source, or freeware Intellectual Property, or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict a party's ability to charge for distribution or use of software, and was not used in, incorporated into, integrated or bundled with, any Intellectual Property that is, or was, incorporated in, or used in the development or compilation of, any Intellectual Property of the Seller.

(v)    Neither Sasso nor any director or officer (or employee with responsibility for Intellectual Property matters) of the Seller has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any product or process of the Seller or to limit the business of the Seller as presently conducted or as presently proposed to be conducted.

(vi)    The Seller has taken all necessary and desirable actions to maintain and protect all of its Intellectual Property and will continue to maintain and protect all of its Intellectual Property so as not to adversely affect the validity or enforceability thereof. To the Knowledge of the Seller, the owners of any of the Intellectual Property licensed to the Seller  have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

(vii)    The Seller has complied with and is presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative, or regulatory laws, regulations, guidelines, and rules applicable to any Intellectual Property or to personal information and the Seller shall take all steps necessary to ensure such compliance until Closing.

(viii)          Each Person who participated in the creation, conception, invention or development of the Software and the Software Technology is set forth on Section 3(j)(viii) of the Disclosure Schedule (collectively, the “Developers”).   Each such Developer has executed one or more agreements containing industry standard confidentiality, work for hire and assignment provisions, whereby the Developer has assigned to the Seller all copyrights, patent rights, Intellectual Property rights and other rights in the Software and the Software Technology, including all rights in the Software and the Software Technology that existed prior to the assignment of rights by such Person to the Seller.  The Seller has provided, or will provide prior to Closing, to the Buyer copies of any such agreements and assignments from each such Developer (collectively, the “Developer Agreements”).

(ix)          Each Person who participated in the creation, conception, invention or development of the Software and the Software Technology has signed a perpetual non-disclosure agreement with the Seller.  The Seller has provided, or will provide prior to Closing, to the Buyer copies any such non-disclosure agreements from each such Person, if any.

(x)           Sasso does not own any Intellectual Property which, directly or indirectly, relates to any of the Acquired Assets, including, but not limited to, the Software, the Software Technology and any Intellectual Property.

(k)           Subsidiaries. Seller has no Subsidiaries.

(l)             Investment.

(i)          The Seller (A) understands that the Purchase Note and the OPMG Common Stock constituting the Purchase Price consideration have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Purchase Note and the OPMG Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning OPMG and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Purchase Note and the OPMG Common Stock, and (E) is able to bear the economic risk and lack of liquidity inherent in holding the Purchase Note and the OPMG Common Stock.

(ii)           The Seller acknowledges that it has reviewed the following documents filed by the Company on www.sec.gov:

(A)   Form 10-K for the year ended December 31, 2010 filed on May 17, 2011;

(B)           Form 10-Q for the quarter ended March 31, 2011 filed on May 23, 2011; and

(C)           Forms 8-K filed after May 17, 2011.

(m)           Benefit Plans. The Seller has never (i) adopted any benefit, pension or welfare plan for its employees or (ii) contributed to, has any obligation to contribute to, or has any Liability under or with respect to any such plan. No asset of the Seller is subject to any Lien under ERISA or the Code.

(n)            No Appraisal Rights.  No shareholder (or any other Person with an interest) of the Seller is entitled to any appraisal rights under applicable state law in connection with this transaction. Without limiting the generality of the foregoing, the board of directors of the Seller and its shareholders have duly authorized the execution, delivery, and performance of this Agreement.

 (o)           Customers. Seller has no customers.

(p)           Data Privacy. The Seller has complied with and, as presently conducted and as presently proposed to be conducted, is in compliance with, all Data Laws. The Seller has complied with, and is presently in compliance with, its policies applicable to data privacy, data security, and/or personal information. The Seller has not experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and the Seller is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

(r)            No Liabilities.  The Seller has no accrued, contingent or other Liabilities of any nature, either matured or unmatured (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand agreement therein giving rise to a Liability).

(s)           Events Subsequent to April 16, 2010.  Since April 16, 2010, there has not been any Material Adverse Change with regard to the Seller.  Without limiting the generality of the foregoing, since that date, except as otherwise disclosed on Section 3(s) of the Disclosure Schedule:

(i)           The Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(ii)           The Seller has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $1,000 and outside the Ordinary Course of Business;

(iii)           The Seller has not accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $1,000 to which they are a party or by which any of them is bound;

(iv)           The Seller has not imposed any Lien upon any of its assets, tangible or intangible;

(v)           The Seller has not made any capital expenditure (or series of related capital expenditures) involving more than $1,000 and outside the Ordinary Course of Business;

(vi)           The Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $1,000 and outside the Ordinary Course of Business;

(vii)           The Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $500 singly or $1,000 in the aggregate;

(viii)          The Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix)           The Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $1,000 or outside the Ordinary Course of Business;

(x)           The Seller have not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi)           There has been no change made or authorized in the articles of incorporation or bylaws of the Seller;

(xii)           The Seller has not issued, sold, or otherwise disposed of any of its securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its securities;

(xiii)          The Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv)          The Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv)          The Seller has not made any loan to, or entered into any other transaction with, any of its managers, directors, officers, and employees outside the Ordinary Course of Business;

(xvi)          The Seller has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, in excess of $25,000, other than in the Ordinary Course of Business;

(xvii)         The Seller has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, directors, officers, and employees (or taken any such action with respect to any other employee benefit plan:

(xviii)        The Seller has not made any other change in employment terms for any of its managers, directors, officers, and employees outside the Ordinary Course of Business;

(xix)          There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving The Seller;

(xx)           The Seller has not granted any increase in the base compensation of any of its managers, directors, officers, and employees outside the Ordinary Course of Business;

(xxi)           The Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxii)           The Seller has not discharged any material Liability or Lien outside the Ordinary Course of Business;

(xxiii)           The Seller has not made any loans or advances of money;

(xxiv)           The Seller has not disclosed any Confidential Information outside of the Ordinary Course of Business; and

(xxv)           The Seller has not committed to any of the foregoing.

(t)            Solvency.  Based on the financial condition of the Seller as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Seller’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Seller’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Seller’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Seller, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Seller, together with the proceeds the Seller would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Seller does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.      Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule.  The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a)            Organization.  The Buyer is a corporation organized, validly existing, and in good standing under the laws of the State of Florida.

(b)            Authorization of Transaction.  The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

(c)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject.  The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d)            Brokers' Fees.  The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(5)    Indemnity Against Claims.

(a)           The Buyer hereby agrees to indemnify and hold the Seller and Sasso, and each of their respective officers, directors and affiliates (collectively the “Seller Indemnified Parties”), harmless from and against the following:

(i)             Any and all Liabilities, losses, damages, claims, costs and reasonable expenses suffered by the Seller Indemnified Parties (whether awarded against the Indemnified Parties or paid by the Seller Indemnified Parties in settlement of a claim as provided in Section 5(c) or otherwise suffered), resulting from (A)any misrepresentation or material breach of any warranty, condition or agreement on the part of the Buyer contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by the Buyer pursuant hereto; or (B) resulting from any transaction, matter or thing, happening or occurrence directly or indirectly related to or arising from any event occurring after the Closing, except to the extent that such loss, liability or damage results from any act or omission of Seller, Sasso or their agents or for which Seller or Sasso would be responsible for under Section 5(b);   and

 (ii)           Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

(b)           Each of the Seller and Sasso hereby jointly and severally agrees to indemnify and hold the Buyer, and its officers, directors and affiliates (collectively the “Buyer Indemnified Parties”), harmless from and against the following:

(i)           Any and all Liabilities, losses, damages, claims, costs and reasonable expenses suffered by the Buyer Indemnified Parties (whether awarded against the Buyer Indemnified Parties or paid by the Buyer Indemnified Parties in settlement of a claim as provided in Section 5(c) or otherwise suffered), resulting from (A) any  misrepresentation, breach of any warranty, condition or agreement on the part of the Seller or Sasso contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by the Seller or Sasso pursuant hereto, or (B) resulting from any transaction, matter or thing, happening or occurrence directly or indirectly related to or arising from any events occurring on or before the Closing; and

(ii)           Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

(c)           Any person entitled to indemnification under this Agreement (the “Indemnified Party”) shall promptly give notice (an “Indemnification Notice”) to the parties required to provide indemnification (collectively the “Indemnifying Party”) after the Indemnified Party shall have knowledge of any demands, claims, actions or causes of action (singly, a “Claim” and hereinafter referred to collectively as “Claims”) which might give rise to a Claim by the Indemnified Party against the Indemnifying Party stating the nature and basis of said Claim and amount thereof, to the extent known.  A failure to give notice hereunder shall not relieve the Indemnifying Party from the obligation hereunder unless such failure to give notice shall materially and adversely affect Indemnifying Party’s ability to defend the Claim.  Each such Indemnification Notice shall specify in reasonable detail the nature and amount of the Claim and shall, to the extent available to the Indemnified Party, include such supporting documentation as shall reasonably be necessary to apprise the Indemnifying Party of the facts giving rise to the Claim.  After the delivery of an Indemnification Notice certifying that the Indemnified Party has incurred or had asserted against it any liabilities, claims, losses, damages, costs or expenses for which indemnity may be sought in accordance with the terms of this Section 5 (the “Damages”), the Indemnified Party shall make a claim in an amount equal to the incurred Damages or asserted Damages, as the case may be, and the Indemnifying Party shall promptly reimburse the Indemnified Party for the Damages for which the Indemnified Party has incurred and not been indemnified.  In the event the amount of such Damages are not promptly reimbursed by Indemnifying Party as aforesaid, the amount of such unreimbursed Damages shall accrue interest at a rate equal to two percent (2%) above the prime rate as published in the Wall Street Journal.

(d)           With respect to any third party Claims, the Indemnifying Party may participate in the defense at any time or it may assume the defense by giving notice to the Indemnified Party.  After assuming the defense, the Indemnifying Party:

(i)           must select an attorney that is satisfactory to the Indemnified Party;

(ii)           is not liable to the Indemnified Party for any later attorney’s fees or for any other later expenses that the Indemnified Party incurs, except for reasonable investigation costs;

(iii)           must not compromise or settle the action without the Indemnified Party’s consent (unless the Claim solely is for money damages andthe Indemnified Party and its officers, directors and controlling persons receive unconditional general releases);

(iv)           is not liable for any compromise or settlement made without its consent;

(v)           If the Indemnifying Party fails to assume the defense within ten (10) days after receiving notice of the action, the Indemnifying Party is bound by any determination made in the action or by any compromise or settlement made by the Indemnified Party, and also remains liable to pay the Indemnified Party’s legal fees and expenses; and

(vi)           The Indemnified Party will cooperate fully with the Indemnifying Party in the conduct of any proceeding as to which the Indemnifying Party assumes the defense hereunder.  Such cooperation shall include (A) providing the Indemnifying Party and its counsel access to all books and records of the Indemnified Party to the extent reasonably related to such proceeding, (B) furnishing information about the Indemnified Party to the Indemnifying Party and their counsel, (C) making employees available to counsel to the Indemnifying Party, and (D) preserving the existence of and maintaining all books and records of the Indemnified Party or any other Indemnified Party that is an entity that may reasonably be deemed to be potentially relevant to any such proceeding until the proceeding is finally concluded.

(f)          The remedies provided to an Indemnified Party herein shall be cumulative and shall not preclude an Indemnified Party from asserting any other rights or seeking any other remedies against an Indemnifying Party or his or its respective heirs, successors or assigns.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

(g)          Notwithstanding anything contained herein to the contrary, Seller and Sasso agree that any amounts required to be paid to the Buyer Indemnified Parties under this Section 5 may, at the sole option of the Buyer, be withheld or offset from any unpaid Purchase Price; including payments due under the Purchase Note or OPMG common stock to be issued upon conversion of the Purchase Note.

6.      Post Closing Covenants by the Seller.

(a)           Technical Support.  For a period of one  year following the Closing, the Seller and Sasso will provide technical support to the Buyer for the Acquired Assets, including, but not limited to, support of functionality, operation, installation, and configuring of the Software.

(b)           Non-Solicitation of Employees. For a period of five years from the Closing Date, the Seller and its directors, officers, employees and Affiliates agree that they shall not, directly or indirectly, solicit, hire, contact or recommend, any employee of the Buyer, OPMG or their Affiliates for the purpose of hiring them or causing them to terminate their employment with the Buyer, OPMGor their Affiliates.

(c)           Non-Solicitation of Customers.  For a period of five years from the Closing Date, the Seller and its directors, officers, employees and Affiliates, directly or indirectly, will not seek nor accept business which involves the development and/or sale of, or competes with, the Software, the Software Technology and/or any products featuring anti-texting, mobile security, auto response text message, speed control, panic button, locator function and real time location, SMS monitoring, timeout function, administrator override, request permission, and auto replier (the “Prohibited Business”) from any Customer (as defined below) on behalf of any enterprise or business other than the Buyer and OPMG, refer Prohibited Business from any Customer to any enterprise or business other than the Buyer or OPMG or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Buyer or OPMG.  For purposes of this Agreement, the term “Customer” means any person, firm, corporation, limited liability company, partnership, association or other entity to which the Buyer or OPMG or any of its Affiliates sold or provided goods or services during the 12-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, limited liability company, partnership, association or other entity is a Customer. Notwithstanding the preceding, upon the written consent of the Buyer, the Seller and its directors, officers, employees and Affiliates may sell the Software on behalf of a retailer; provided that such party and the retailer it is working for does not violate Section 6(d).

(d)           Non-Competition with the Company.  For a period of five years from the Closing Date, the Seller and its directors, officers, employees and Affiliates, (individually or in association with, or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Buyer, OPMG or their Affiliates with regard to the Prohibited Business within the world.

(e)           No Payment. The Seller acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 6, and confirms it has received adequate consideration for such undertakings.

(d)           References to the Seller in this Section 6 shall include its respective Affiliates.

7.       Miscellaneous.

(a)             Survival of Representations and Warranties.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing.

(b)             Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly--traded securities.

(c)             No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)             Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e)             Successors and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(f)             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)            Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(a)             Notices.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted next business day delivery, or by email delivery followed by overnight next business day delivery as follows:

If to the Seller:                                      Cellular Spyware Inc.
6574 N. State Road 7 #278
Coconut Creek, FL 33073
Attention: Mr. Anthony Sasso
Email:audiotrixx@msn.com

If to Sasso:                                           Anthony Sasso
6574 N. State Road 7 #278
Coconut Creek, FL 33073
Email: audiotrixx@msn.com

If to the Buyer:                                     PhoneGuard, Inc.
123 NW 13th Street, Suite 300
Boca Raton, FL 33432
Attn: Scott Frohman
                Email: scott @optionsmedia.com

With a copy to:                                    Harris Cramer LLP
3507 Kyoto Gardens Drive, Suite 300
Palm Beach Gardens, FL 33410
Attn: Michael D Harris, Esq.
                Email: mharris@harriscramer.com

or to such other address as any of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s email shall be evidence of successful email delivery.  Time shall be counted to, or from, as the case may be, the date of transmission.

(i)             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of choice of laws thereof.

(j)            Venue. Any action brought by either Party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state or federal courts of Florida and venue shall be in the County of Palm Beach or appropriate federal district and division.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

(k)             Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties (to extent such Party is affected by such amendment).  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l)             Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m)           Expenses.  Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n)            Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

(o)            Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PhoneGuard, Inc., a Florida corporation

By: __________________________________
Scott Frohman, Chief Executive Officer

Cellular Spyware Inc., a Nevada corporation

By: __________________________________
    Anthony Sasso, President

_______________________________________
Anthony Sasso

EXHIBIT A
Purchase Note

See attached.

EXHIBIT B
Lock-Up/Leak-Out Agreement

EXHIBIT C
Royalty

During the term of those certain agreements dated on or about May 2, 2011 by and among OPMG and Justin Bieber Brands, LLC, Remster 2, LLC, DB Technologies, LLC and Last Gang Management, Inc. and The Big Company, LLC, as such agreement may be amended, supplemented, extended, renewed or restated (the “Term”), the Buyer shall be required to pay the Seller a royalty equal to Ten Percent (10%) of the Net Profit from the sale, in the Territory, by or on behalf of the Buyer or OPMG of each software application utilizing the Seller’s anti-texting technology purchased pursuant to this Agreement.  The Buyer shall be obligated to pay the Seller the royalty on the 20th day of each month following the month of receipt of payment for such sale. In the event of any refunds, rebates or other adjustments with respect to a sale effecting a previously paid royalty, the next following royalty payment shall be adjusted accordingly.  The Seller shall not be entitled to any royalty earned after the expiration of the Term.

For purposes of this Agreement, “Territory” means the world.

For purposes of this Agreement, “Net Profits” means the net sales amounts collected by the Buyer or OPMG, less the Fixed Costs.  Fixed Costs shall mean the following reasonable, third party, out of pocket, costs and expenses incurred and actually paid per unit by the Buyer:  activation fees, software fees, packaging and shipping costs, and any royalties or sales commissions paid to third parties (including, without limitation, the royalties payable to Justin Bieber Brands, LLC, Remster 2, LLC, DB Technologies, LLC and Last Gang Management, Inc. and The Big Company, LLC).

EXHIBIT D
URLs

ANTITEXTGUARD.COM
ANTITEXTINGWHILEDRIVING.COM
ANTITEXTZONE.COM
ARRIVESAFE.COM
BUYDRIVESAFE.COM
BUYPHONEGUARD.COM
BUYTEXTREGULATOR.COM
CELLULARPHONEGUARD.COM
DRIVESAFESOFTWARE.COM
GETDRIVESAFE.COM
GETPHONEGUARD.COM
GETTEXTREGULATOR.COM
MYPHONEGUARD.COM
NONTEXTINGVEHICLE.COM
PHONEGUARD.OM
PHONEGGUARD.COM
PHONEGUARD.BIZ
PHONEGUARD.INFO
PHONEGUARD.ME
PHONEGUARD.MOBI
PHONEGUARD.MX
PHONEGUARD.TV
PHONEGUARD.US
PHONEGUARD.WS
PHONEGUARD1.COM
PHONEGUARD2.COM
PHONEGUARDANTIVIRUS.COM
PHONEGUARDCASH.COM
PHONEGUARDDOWNLOAD.COM
PHONEGUARDFREE.COM
PHONEGUARDNEWS.COM
PHONEGUARDPLUS.COM
PHONEGUARDSITE.COM
TEXTREGULATOR.COM
TRYDRIVESAFE.COM
DISTRACTEDDRIVING2011.COM
DISTRACTEDDRIVING2011.ORG
NOTEXTING2011.ORG
NOTEXTINGWEEK.COM
NOTEXTINGWEEK.ORG
NOTEXTINGWHILEDRIVING2011.ORG
PGANDROID.COM
PGBLACKBERRY.COM
PGMOBILEMANAGER.COM
PHONEGUARD-VOICE.COM
PHONEGUARD360.COM
PHONEGUARDVOICE.COM

EXHIBIT E
TRADEMARKS

TRADEMARK	Registration No.	Serial No.
PHONE-GUARD	1157078
PHONE GUARD		85075185

EXHIBIT F
CONTRACT RIGHTS

1.	The Developer Agreements described in Section 3(j)(viii) of the Agreement, including Section 3(j)(viii) of the Disclosure Schedule.

2.	That certain Agreement dated on or about April 1, 2011 by and among Remster 2, LLC, the Seller and The Big Company, LLC, and any agreements entered into in connection therewith.

3.	That certain Agreement dated on or about May 1, 2011 by and among Justin Bieber Brands, LLC, the Seller and The Big Company, LLC, and any agreements entered into in connection therewith.

4.
That certain Agreement dated on or about April 30, 2011 by and among DB Technologies, LLC, Last Gang Management Inc., the Seller and The Big Company, LLC, and any agreements entered into in connection therewith.

5.	That certain Agreement dated on or about March 2011 by and among the Seller and The Big Company, LLC, and any agreements entered into in connection therewith.

6.	Any other agreement by and among the Seller and Justin Bieber Brands, LLC, Remster 2, LLC, DB Technologies, LLC, Last Gang Management, Inc. or The Big Company, LLC.

7.	Independent Contractor - Protective Agreement by and between the Seller and Archana Srivastava.

8.	Independent Contractor - Protective Agreement by and between the Seller and Chandrakant Agrahal.

9.	Independent Contractor - Protective Agreement by and between the Seller and Kuldeep Singh.

10.	Independent Contractor - Protective Agreement by and between the Seller and Manof.

11.	Independent Contractor - Protective Agreement by and between the Seller and Sandeep Snvastana.

12.	Independent Contractor - Protective Agreement by and between the Seller and Vijay Kumar Singh.

EXHIBIT G-1
Bill of Sale and Assignment

See attached.

EXHIBIT G-2
Assignment of Intellectual Property

See attached.

EXHIBIT G-3
Assignment of Source Code

See attached.

EXHIBIT G-4
Assignment of URLs

See attached.

EXHIBIT G-5
Assignment of Trademarks

See attached.

EXHIBIT G-6
Assignment of Contract Rights

See attached.

EXHIBIT H
Legal Opinion

See attached.